Exhibit 4.12

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDED & RESTATED MASTER SERVICES AGREEMENT

THIS AMENDED & RESTATED MASTER SERVICES AGREEMENT (“Agreement”) is effective as of January 3, 2022 (“Effective Date”) and is made between Global-e Online Ltd., with an address at 25 Basel St., Petah Tikva Israel (“Global-e”), Shopify Inc., with an address at 151 O’Connor Street, Ottawa, Ontario, Canada, K2P 2L8, with registered tax number 847871746 (“Shopify”) and Flow Commerce Inc., with a business address at 2 Hudson Place, 7th Floor, Hoboken, NJ 07030 (“Flow”). Shopify, Global-e and Flow are referred to individually as a “Party”, and collectively as the “Parties.” For the purposes of this Agreement, except as otherwise specified, references to either Party shall be deemed to be references also to such Party’s Affiliates (as defined below) and shall bind such Affiliates.

WHEREAS Global-e and Shopify have established a partnership to make certain Global-e services, where Global-e is acting as merchant of record, available to select Shopify merchants, exclusively by Global-e; and

WHEREAS Global-e and Shopify wish to strengthen and expand such partnership and to enhance the offering to select Shopify merchants, among other things, catering for small and emerging brands and expand the capabilities and customer base in the segment; and

WHEREAS Shopify seeks to receive such certain offerings through Flow, and such offering is envisaged by Global-e and Shopify to be supportive of the parties mutually agreed product scope; and

WHEREAS all the Parties desire to create a meaningful relationship to deliver a native solution for cross-border shopping to select Shopify merchants; and

WHEREAS the Parties desire to enter into a relationship whereby Flow, a Designated Affiliates of Global-e, shall provide certain natively integrated cross-border solution for Shopify’s merchants as further described herein, including the ability for the merchants to sell their goods to Flow for sale to global customers on a one-to-one basis; and

WHEREAS to effectuate such relationship the Parties shall conduct an integration of Flow platforms and APIs to facilitate and support the merchant transactions solutions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Definitions.

“Affiliates” means any entity that directly or indirectly controls, is controlled by or is under common control with a Party.

“Applicable Data Protection Legislation” means the Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”), the European Union Regulation 2016/679 (the “General Data Protection Regulation” or “GDPR”), the United Kingdom Data Protection Act of 2018 and the European Union Regulation 2016/679 as applicable by virtue of Section 3 of the European Union (Withdrawal) Act 2018 and as amended by Schedule 1 to the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019 (SI 2019/419) (the “UK GDPR”), or California Civil Code Section 1798.100-1798.199 (the “California Consumer Privacy Act of 2018” or “CCPA”), as applicable, and any legislation and/or regulation implementing or made pursuant to any of the foregoing, or which amends or replaces any of the foregoing.

“Applicable Law” means all federal, state, and local laws and regulations, directives and any other relevant authorities, guidance and requirements applicable to the Parties’ performance under this Agreement, including, but not limited to, as may be applicable, securities laws and regulations, privacy and data protection laws and regulations, anti-money laundering (“AML”), Office of Foreign Assets Control (“OFAC”), and applicable anti-bribery and anti-corruption laws including the Foreign Corrupt Practices Act.

“Clients” means the clients (including Affiliates thereof) of Flow’s branded cross-border solution.

“Confidential Information” will include, but will not be limited to, any and all information associated with a Party’s business, finances, technologies, suppliers, partners, merchants and customers, including business information, marketing plans, technical processes and formulas, including data flows, product processes and security features, software, customer lists, prospective customer lists, names, addresses and other information regarding customers and prospective customers, prospective acquirers, product designs, sales, costs (including any relevant processing fees), price lists and pricing policies, financial and tax information, contracts and contractual relationships, business plans, methods and practices, marketing plans, methods, practices and data, the terms, conditions and subject matter of this Agreement (including any schedule hereto, but not the existence of this Agreement) and any other confidential and proprietary information, whether or not marked as confidential or proprietary.

“Covered Chargebacks” means chargebacks other than those chargebacks (i) related to fraud otherwise known as “friendly fraud” where the perpetrator uses his or her own account and personally benefits or is complicit in the fraud (e.g. chargeback filed for transaction not authorized, when order is delivered to verifiable address of card holder); or (ii) directly resulting from merchant activity or inactivity (e.g., order not fulfilled by Merchant; refund not processed by Merchant; or item received different than as described on website).

“Customer Order” means an order utilizing one or more Flow Offerings for Products on the Shopify Service.

“Cross-Border Sales” means sales of Products by Merchants utilizing the Shopify Service where the origination country (i.e., where the Product is located at the time of sale) and the location of any of the customer, the ship to address or the bill to address is outside of the origination country.

“Data Controller” and “Data Processor” shall have the meaning set out in the European Union Regulation 2016/679 (the “GDPR”) (but shall apply regardless of jurisdiction).

“Designated Affiliate” means Flow, or an Affiliate of Flow that is designated by Flow as the Merchant of Record, generally anticipated to be Flow or the Flow Affiliate located in the origination country (e.g., Flow Commerce Canada, Inc. when the goods originate in Canada, Flow Commerce Ltd. when the goods originate in the EU). Reference to “Flow” shall mean Flow or a Designated Affiliate, unless the context clearly refers to Flow itself.

“Flow Merchant Offerings” has the meaning set forth in Section 2.2.

“Flow Merchant T&Cs” means the terms and conditions required for a Merchant to receive any Flow Offering, as further described in Sections 4.2 and 9.1.

“Flow Offerings” has the meaning set forth in Section 2.

“FTA Supported Rates” means the rates available to merchants that qualify for following: USMCA trade agreement, EU Registered Exporter System use, EU-UK TCA, and such other rates that may become available under free trade agreements that Flow agrees to support.

“Fully Landed Cost” means the full cost and expense for the fulﬁllment of the MoR Customer Orders. Fully Landed Cost is inclusive of (i) the duties, customs fees, and/or taxes, and (ii) the charges relating to export, customs clearance, transport and delivery, as applicable, in each case required to be paid as a result of shipping the Product(s) to the desired address in the destination country.

“Intellectual Property” means all copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, derivative works and all other rights related thereto.

“International Territories” means those countries other than the country where the distribution center for the applicable Product is located; provided, that International Territories shall not include any territory where the Parties are not permitted to conduct business based on governmental restrictions (e.g., North Korea).

“Logistics Providers” means those third parties that provide cross-border shipping services (e.g., DHL).

“Materials” means any content, information, materials and items provided or made accessible by a Party pursuant to this Agreement, including APIs, links, text, images, trademarks, logos, audio, video and other copyright works, and software, tools, technologies and other functional items, and any other intellectual property in whatever format. Shopify Materials and Flow Materials shall be construed accordingly.

“Merchant” means any merchant user of the Shopify Service who utilize any or all of the Flow Offerings for the sales of Products, including (pursuant to the terms of this Agreement) sales to Flow to sell cross-border.

“Merchant Customer Personal Data” means any Personal Data relating to a Merchant’s customer that Flow may receive as part of any Flow Offering that is not related to an MoR Customer Order.

“Merchant Personal Data” means any Personal Data relating to a Merchant.

[***]

“MoR Customer Orders” means each Customer Order for which Flow (or a Designated Affiliate) is the merchant of record (as further described in Section 2.2 below).

“Payment Options” means the payment methods Flow makes available to customers for MoR Customer Orders.

“Personal Data” means any information processed pursuant to the Agreement, that relates to, describes, or could reasonably be linked to an identifiable data subject, and shall include any personal data as described in any applicable data protection laws, directives, rules or regulations.

“Products” means the goods and products sold by Merchants on the Shopify Service, each of which shall have a unique SKU (stock-keeping unit) number.

“Product Information” includes, but is not limited to, Product related attributes, such as characteristics, constituent, end use, special feature, item type, materials, composition, construction, gender or stage of life, and country of origin.

“Security Event” means the actual unauthorized acquisition of or access to any confidential or personally identifiable information that has been provided by or made available on or through the Shopify Service or the Flow Offerings, including due to access or use by an unauthorized person or due to unauthorized use.

“Settlement Currencies” means those currencies for which Flow and Shopify agree to support to settle to Merchants that the Merchants have selected as its base currency for its product catalogue. The initial Settlement Currencies are listed in Section 6.23 and additional currencies shall be added by mutual agreement.

“Shared Customer Personal Data” means any Personal Data that each of Flow and Merchant may receive related to an MoR Customer Order.

“Shopify API Terms” means the Shopify API License and Terms of use, as amended from time to time in accordance with the terms of Section 22, available at https://www.shopify.com/legal/api-terms.

“Shopify Partner Offering” has the meaning set forth in Section 3.

“Shopify Service” means the Shopify hosted commerce platform available via www.shopify.com (or successor or related URL) and any associated websites, products or services offered by Shopify.

“Shopify Partner Terms” means the Shopify Partner Program Agreement, as amended from time to time in accordance with the terms of Section 22, available at https://www.shopify.ca/partners/terms.

“Standard Rate” means the rate used for most physical consumer goods, solely at the country level (other than for Canada, which shall include the provincial level), and excluding any special, exempt (or zero-rated), exempt with credit, exempt without credit, effective tax, flat rate, full exemption, GCC common VAT rates, partial exemption, reduced (or lower rate), increased, increased standard, industrial tax, intermediary, tax levy, municipal, luxury consumption rate, sales tax holiday, service related tax, special luxury goods, special sales tax, special zone, commercial zone, special B2B (business-to-business), special provincial, supplementary tax, table tax rate, tariff rate, tourism goods and services tax.

“Tax Calculator” means Flow’s software that provides the ability to compute sales tax due (also known as, depending on the jurisdiction, VAT, GST, PST or similar type of indirect tax) and duty amount at the time of checkout for cross-border sales of physical goods to consumers from a single jurisdiction to a single jurisdiction, based upon the Tax Inputs received and the duty rate (Standard Rate or FTA Supported Rates, as applicable, only). The tax calculator excludes US sales and use tax rates.

“Tax Inputs” means such inputs, including but not limited to, tax rate (Standard Rate only), origination country, destination country, customer location, product type, shipping cost and insurance cost, if applicable. For each tax calculation for each Customer Order, Tax Inputs shall also include transaction data at the line item level (including all discounts, promo codes applied, etc).

“Total Order Volume” shall mean the amount of (in the base currency, or if more than one base currency, in the primary base currency) the purchase price of all items purchased pursuant to a Customer Order, plus taxes, duties and shipping charged to the customer

2.          Flow’s Offering. Flow shall provide the following offerings for the Shopify native solution (the “Flow Offerings”), in accordance with the terms and conditions of this Agreement:

2.1          The Flow Offering shall be the Flow Merchant Offering (as defined in Section 2.2) and the following:

(a)          The ability for Shopify to make the Flow Merchant Offerings available to merchants as described in this Agreement as part of the Shopify Service for cross-border sales enablement;

(b)          The ability of Merchants to utilize the Flow Merchant Offerings, as well as the Flow Offerings (where applicable), through a natively integrated solution in the Shopify Service via APIs and collaborative integration support, as further described in Section 6, and to provide the APIs and the rights necessary to utilize the APIs to offer the Flow Offerings and support the integration;

(c)          International shipping offering via Logistics Providers for Customer Orders;

(d)          Standard Rates for tax and duty and de minimis duty and tax thresholds for the Tax Calculator;

(e)          The estimated tax and duty amount to be displayed at checkout (as further described in Section 9.7) for non-MoR Customer Orders; and

(f)          Harmonization code (HS Code) recommendation offering for Products based on the Product Information provided for non-MoR Customer Orders.

2.2           Shopify shall make available (as further described in Section 3) the following Flow offering to select (as further described in Section 5.1) Shopify Merchants (the “Flow Merchant Offering”):

(a)          Cross-border offering for sales to customers in International Territories whereby Flow (or its Designated Affiliate) will purchase the Merchant’s Product(s) that the customer has selected from the Merchant and promptly sell the same to the customer for the same price (e.g., at full price, or with discount that the Merchant provides for such purchase) such that Flow is the merchant of record (it being understood that Flow shall provide Shopify with advance written notice via e-mail of the names of its Designated Affiliates that will be the buyer and seller of the goods);

(b)          Multiple Settlement Currencies for MoR Customer Orders;

(c)          International shipping offering via Logistics Providers for MoR Customer Orders;

(d)          Fraud solution for MoR Customer Orders (as further described in Section 9.9);

(e)          The estimated tax and duty amount to be displayed at checkout (as further described in Section 9.7) for MoR Customer Orders;

(f)          Harmonization code (HS Code) recommendation offering for Products based on the Product Information provided for MoR Customer Orders;

(g)          Local Payment Options offering for customers based on the jurisdiction of the customer solely for MoR Customer Orders through Flow’s payment provider(s); and

(h)          Tracking information for both MoR and non-MoR Customer Orders where Flow’s logistic offerings are used which will be made available to Shopify via the APIs.

2.3          Flow shall be the exclusive provider for integrated merchant of record solution as part of the Shopify branded cross-border offering to its Merchants. Notwithstanding the foregoing, exclusivity shall not include merchant sales on a direct-to-consumer import or export basis from or to the People's Republic of China. For additional markets where the Flow Offering is not currently supported or for any additional expansion of the Flow Offerings for the Shopify branded native solution (including but not limited to new features, new services, new functionality, or expanded scope (e.g., additional rates beyond Standard Rates in the Tax Calculator), the Parties shall consult in good faith whereby Shopify will provide Flow with a first opportunity to provide the requested service or expansion. If Flow cannot or will not provide the requested additional services in accordance with the specifications provided by Shopify, acting in good faith, then Shopify shall be entitled to contract with a third party or develop (subject to the terms of Section 8) the services on a first-party basis.

3.          Shopify’s Offering. Shopify shall provide the following to Global-e (the “Shopify Partner Offering”), in accordance with the terms and conditions of this Agreement:

3.1          in its sole discretion, make the Flow Offerings available in Shopify’s international portal (currently branded as “Shopify Markets”) such that the Flow Offerings are available to select merchants, as well as part of the Shopify Service for cross-border sales on a natively integrated basis as described herein; and

3.2          the APIs and the rights and licenses necessary to utilize the APIs to perform the Flow Offerings and support the integration.

4.          Flow Obligations.

4.1          Flow will render the Flow Offerings, and will perform the Flow Offerings in a professional manner in compliance with Applicable Law and applicable payment network rules (within Flow’s control and subject to Sections 5 and 9) and consistent with high industry standards.

4.2          Flow shall provide the Flow Merchant T&Cs governing or related to the Flow Offerings. Flow will provide Shopify with the Flow Merchant T&Cs prior to the launch of the Flow Offerings. To the extent applicable to the Flow Offerings, the Merchant T&Cs will be subject to Shopify’s express written approval, such approval not to be unreasonably delayed, conditioned, or withheld. In the event Shopify requires modifications prior to providing such approval, the Parties will work in good faith to mutually agree to such modifications. Additionally, Flow will provide Shopify with at least thirty (30) days advance written notice of any proposed changes to the Flow Merchant T&Cs (or such shorter time frame if required due to the nature of the circumstances of such change (e.g., change in law)), and such proposed changes will require Shopify’s prior express written approval, such approval not to be unreasonably delayed, conditioned, or withheld.

4.3          Flow shall provide the Flow Offerings to Shopify as described in Section 2.1, and to Merchants as described in Section 2.2 in accordance with the Flow Merchant T&Cs.

4.4          For MoR Customer Orders, Flow will provide customer support for such orders relating to verification of Customer Orders (relating to status, charges, refunds and the like) and “where is my package” queries if Flow provides the logistics for such MoR Customer Orders.

4.5          Flow will maintain the insurance coverage that Flow agrees to maintain in Exhibit F (Insurance).  Upon Shopify’s request, Flow will provide Shopify with certificates of insurance evidencing the required coverage (if any).  Flow will provide Shopify with at least 30 days prior written notice of any material reduction in coverage for, or cancellation of, these policies (if any).  Shopify’s approval of any of Flow insurance policies does not relieve or limit any of Flow’s obligations under this Agreement. For purposes of clarification and not of limitation, Flow does not insure any of the Merchants products during shipping.

5.          Shopify Obligations.

5.1          Shopify shall make available the Flow Offering throughout the Term to select Merchants in accordance with Section 2.3 and 6.2, and prior to utilizing any Flow Offering, shall ensure Merchants agree to the Flow Merchant T&Cs. Shopify shall provide Flow (on behalf of its Designated Affiliates) proof of such Merchant’s acceptance of the Merchant T&Cs, including a time-stamp and shall ensure that the Merchant has access to the then-current Merchant T&Cs. Shopify shall include in its agreement with Merchants the Flow Merchant T&Cs (via hyperlink or embedded text).

5.2          Shopify shall promptly respond to any requests for information from Flow arising from Flow’s payment processors relating to the Flow relationship and Flow’s compliance with merchant of record obligations and scheme rules, and Shopify shall promptly notify Flow (on behalf of its Designated Affiliates) in the event a similar inquiry is received directly from a payment processor. All such requests and responses to such requests will be managed directly between Flow and the relevant payment processor.

5.3          For the duration of the Term, the Flow Offering shall be solely provided as part of the Shopify Service (i.e., native integration) to Merchants with Products, subject to the terms and conditions herein. Any Designated Affiliates shall have the right to reject any Merchant; provided that Flow (on behalf of its Designated Affiliates) has delivered to Shopify reasonably detailed documented reasons for each Merchant rejection (e.g., product catalogue, segment, origination country, marketplace merchant, size).

5.4          Through the integration Shopify shall exercise best efforts to provide to Flow near real time access to order data including line detail and payment transactions, including the ability to identify a MoR Customer Order, but in any event shall provide to Flow within [***] from the time the MoR Customer Order is captured. Such line detail shall include taxes, duties, and additional border fees (rates used and amounts charged (as provided by Flow)). Such feed(s) shall include all data requested by Flow, including US sales/use tax (including the data listed on Exhibit C and as otherwise reasonably requested from time to time) to meet its obligations as the merchant of record, and shall include all such other data as mutually agreed.

5.5          Subject to Section 19, Shopify may provide marketing support for the awareness and adoption of the Flow Offerings, including those activities listed on Exhibit A. Additionally Shopify commits to marketing Shopify’s native cross-border solution and agrees to consider in good faith marketing opportunities with Global-e (on behalf of Flow) related to the Flow Offering hereunder.

5.6          Shopify shall provide to Flow US sales and use tax rates in the jurisdictions where Flow is required to collect and remit sales/use tax.  Shopify shall not be liable for any over or under collection of sales/use tax as the result of Flow using rates provided by Shopify.

6.          Committee; Initial Offering; Mutual Obligations.

6.1          The Parties will establish an operating committee to oversee and review all aspects of the partnership, including a sub-committee for commercial aspects, and a sub-committee for technological and development aspects. The operating committee will consist of persons with sufficient enterprise responsibility and knowledge of a business unit integral to the performance or supervision of the partnership, as applicable, within each Party (e.g., business development, product/engineering). The operating committee shall discuss in good faith throughout the Term modifications to the Flow Offerings to improve, update, enhance, or maintain the integration with the Shopify Service. The Parties shall work together to determine the proper support for the Merchants (e.g., developing self-service FAQs).

6.2          The Parties hereby commit to work diligently and in good faith to launch the offering to Merchants. Throughout the Term the operating committee shall meet as necessary for the launch and initial rollout of the Flow Offerings and thereafter shall meet no less frequently than quarterly throughout the Term. The operating committee shall mutually agree to a roadmap for the rollout of the Flow Offerings, including the selection of merchant categories (based on product catalogue, size, origination country(ies) and destination countries), timing of various Flow Offerings to be offered, and the inclusion or development/product roadmap functionality of the Shopify Platform to ensure that necessary inputs and restrictions are respected by the Parties and the Merchants, and obligations on each of the Parties under Applicable Law are able to be met. Flow Offerings shall be restricted to Merchants who have their default store language (as selected via the admin settings in the Shopify Services) set as the English language, until a roadmap for additional language is agreed to. Notwithstanding the foregoing, a Merchant may elect to use translation services offered by Shopify to translate all aspects of the Shopify Services, including the Flow Offerings as natively integrated therein, provided that Flow shall not be required to directly provide the Flow Offerings in any language other than English until a roadmap for additional languages is agreed to.

6.3          The initial offering of the Flow Offerings shall include/be limited to the following: (i) the initial Settlement Currency shall be USD, (ii) settlements for the sale of Products for MoR Customer Orders shall be no more frequently than [***] unless otherwise agreed to by the Parties, and (iii) Flow shall provide the tax and duty rates and Tax Calculator with only Standard Rates for sales Tax/VAT/GST (etc) rates to be utilized, excluding any tax rates for the United States, and as otherwise set forth in the definition of Tax Calculator and in Section 9.7 below.

6.4          The matters contained herein do not fully represent the topics to be decided between the Parties to ensure a mutually beneficial partnership. Such topics may include additional means for data provision and reconciliation, additional Logistics Providers, 3PL integrations and compliance, label printing, commercial invoices, automation, improving accuracy of freight estimation, provision of services that require one or more licenses, taxes, Merchant documentation and optionality.  Each Party commits to discussing all matters raised by the other Party in good faith, including utilizing a phased approach. All decisions of the operating committee shall be properly documented.

6.5          The Parties shall work together to support the accuracy and verification of data throughout the process of a Customer Order, from intake through the fulfillment of the Customer Order (including chargebacks), and shall escalate any identified issues with relevant urgency in accordance with Section 6.6.

6.6          Any dispute, controversy or claim relating to all or any of the provisions of this Agreement shall be referred to the senior management of the Parties for good faith discussions and resolution. If any dispute, controversy, or claim cannot be resolved by such good faith discussions between the above mentioned senior managers within three business days, it shall be referred to a discussion between Global-e’s President, Flow’s CEO and Shopify’s Director, Partnerships (Merchant Services) for expeditious resolution.

6.7          All discussions and ideas discussed between the Parties shall not be deemed feedback by one Party to the other and no rights, title or interest related thereto shall be granted hereunder.

6.8          The Parties will work in good faith to develop and implement [***] for [***], including but not limited to [***].

7.          Integration.

7.1          The Parties shall work together for the initial integration, and continued support of the integration of the Flow Offerings and the Shopify Service, which shall include but not be limited to the support described in this Section 7, for the long-term mission of providing Merchants with seamless cross-border sales functionality and services. Each Party acknowledges that development shall be needed for the deep integration and each Party commits to providing the necessary resources for the same. It is anticipated that, at least initially and thereafter as necessary, the parties shall provide joint team support including a shared slack channel and regular meetings. The Parties understand that the complexity of the partnership will require short term solution(s), and the Parties will work together in good faith to agree on appropriate short term solutions.

7.2          Integration shall support (but shall not be limited to) the mutually agreed payment gateway setup, data map, provision of data with a proper organizational structure for reporting and functionality, restricted party screening, and maintaining payment obligations (e.g., PCI and other Payment Ecosystem Obligations compliance). The Parties shall also actively manage risk with operational support and production QA processes for the rollout of new features.

7.3          During the Term each Party shall provide the necessary technical and organizational support appropriate to the nature for the proper functioning and product and rollout roadmap and/or the provision of data. Each Party will provide throughout the Term, and make reasonably necessary modifications to, its APIs and other technology supporting the Flow Offerings in order to integrate the Flow Offerings in such a manner that is mutually agreeable, and within a mutually agreeable time frame. Neither Party shall make non-backwards compatible changes to its APIs or other technology (which shall also include discontinuing use or support thereof) that materially impact the other Party on less than [***] prior written notice to ensure the continued, uninterrupted provision of the Flow Offerings, unless a shorter notice period is mutually agreed to by the Parties.

7.4          Each Party’s networks, operating system and software of its web servers, routers, databases, and computer systems whether owned or utilized (its “Systems”) shall be properly configured (using applicable industry standards) for secure operations of its APIs, including using reasonable efforts to ensure the same of its third party providers. Additionally, each Party shall comply with all Payment Card Industry Data Security Standards requirements and the Network Rules (as such term is commonly defined in the payments industry) that apply to its Systems and its performance under this Agreement. In the event a security deficiency is detected, the Party shall immediately notify the other Party of the security deficiency and diligently work to correct or eliminate it. Without limiting the foregoing, Flow will comply with the data security policies set forth in Exhibit 3 (Data Security).  Flow may update these policies from time to time.  Flow will provide a copy of any updated policies to Shopify upon Shopify’s reasonable request.

8.          Intellectual Property; Joint Development; Restrictions.

8.1          All Intellectual Property Rights in and to all documents, work product, and other materials that are delivered to Shopify or prepared by or on behalf of Flow (collectively, the “Flow Deliverables”) except for any Confidential Information of Shopify or Shopify materials shall be owned by Flow. Flow hereby grants Shopify a license to use all Intellectual Property Rights in the Flow Deliverables free of additional charge and on a non-exclusive, worldwide, non-transferable, non-sublicensable, fully paid-up, and royalty-free to the extent necessary to enable Shopify to make reasonable use of the Flow Deliverables and the Flow Offerings, during the Term of this Agreement (i.e., this license shall not survive termination or expiration of the Agreement).

8.2          All Intellectual Property Rights in and to all documents, work product, and other materials that are delivered to Flow under this Agreement or prepared by or on behalf of Shopify in the course of performing the Shopify Partner Offering (collectively, the “Shopify Deliverables”) except for any Confidential Information of Flow or Flow materials shall be owned by Shopify. Shopify hereby grants Flow a license to use all Intellectual Property Rights in the Shopify Deliverables free of additional charge and on a non-exclusive, worldwide, non-transferable, non-sublicensable, fully paid-up, and royalty-free to the extent necessary to enable Shopify to make reasonable use of the Shopify Deliverables and the Shopify Partner Offering, during the Term of this Agreement (i.e., this license shall not survive termination or expiration of the Agreement).

8.3          To the extent that Shopify provides any Shopify Materials to Flow for the performance of its obligations under this Agreement, Flow will: (i) take all reasonable precautions to protect such property against loss, damage, theft or disappearance; (ii) take no actions that affect Shopify’s title or interest; (iii) abide by specifications and use instructions; (iv) not give access to any third party without Shopify’s prior written consent; and (v) not reverse engineer, decompile, disassemble, modify, create derivative works of or otherwise create, attempt to create or derive, or permit or assist any third party to create or derive, the source code underlying the Shopify Materials.

8.4          To the extent that Flow provides any Flow Materials to Shopify for the performance of its obligations under this Agreement, Shopify will: (i) take all reasonable precautions to protect such property against loss, damage, theft or disappearance; (ii) take no actions that affect Flow’s title or interest; (iii) abide by specifications and use instructions; (iv) not give access to any third party without Flow’s prior written consent; and (v) not reverse engineer, decompile, disassemble, modify, create derivative works of or otherwise create, attempt to create or derive, or permit or assist any third party to create or derive, the source code underlying the Flow Materials.

8.5          Nothing in this Agreement shall be construed as granting either Party a license to use in any way the Intellectual Property Rights of the other Party (except as expressly provided in this Agreement), or to have undue influence over the other party’s product roadmap (i.e., suggestions may be considered but shall not be required to be adopted). Neither Party shall take any action that interferes with the other Party’s Intellectual Property Rights or attempt to copyright or patent any part of the other Party’s Intellectual Property Rights or attempt to register any trademark, service mark or trade name that is identical or confusingly similar to the other Party’s marks.

8.6          The Parties are working together for the integration and the following terms shall apply. For purposes of this Section 8.6, “Background Technology” means any Materials, concepts, inventions, ideas, methods, methodologies, procedures, processes, know-how, techniques, models, templates, software, tools, utilities, designs, schematics, works of authorship, inventions, discoveries, technical information, routines and materials that are: (a) created, acquired or otherwise developed prior to the Effective Date of this Agreement by a Party, or (b) developed entirely outside the scope of the activities under this Agreement without reference to the Confidential Information of the other Party; and all Intellectual Property Rights related thereto.

(a)          As between Shopify and Flow, Shopify shall own and hold all right, title and interest in and to all Shopify Background Technology. “Shopify Background Technology” means Background Technology owned by Shopify.

(b)          As between Shopify and Flow, Flow shall own and hold all right, title and interest in and to all Flow Background Technology.  “Flow Background Technology” means Background Technology owned by Flow.

(c)          Notwithstanding any other provisions in this Agreement, it is agreed that any Improvement to the Shopify Background Technology (whether made by Shopify or Flow) (“Shopify Improvements”) shall be owned and controlled solely by Shopify.  Flow hereby irrevocably and unconditionally assigns and transfers to Shopify all rights and interest in and to Shopify Improvements (including all Intellectual Property Rights therein). Shopify Improvements may also be Shopify Deliverables. “Improvements" means any improvements, modifications or derivative works, whether or not patentable to the Background Technology.

(d)          Notwithstanding any other provisions in this Agreement, it is agreed that any Improvement to the Flow Background Technology (whether made by Shopify or Flow) (“Flow Improvements”) shall be owned and controlled solely by Flow.  Shopify hereby irrevocably and unconditionally assigns and transfers to Flow all rights and interest in and to Flow Improvements (including all Intellectual Property Rights therein).  Flow Improvements may also be Flow Deliverables.

(e)          In the event that any assignment under Section (c) or (d) above may be ineffective or incomplete as a result of any operation of law, statutory or otherwise, the assigning party above (the “Assignor") hereby unconditionally and irrevocably waives the enforcement of such rights, and agrees never to assert such rights against the assigned party or any of Assignee’s licensees (the “Assignee”). If Assignor has any right to the assigned items that cannot be assigned to Assignee or waived by Assignor, Assignor unconditionally and irrevocably grants to Assignee, during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense throughout multiple levels of sublicenses, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed.  In addition, Assignor agrees to obtain such assignment, waiver, covenant not to assert such rights, or license from any subsidiary, subcontractor, consultant, or employee who creates, either in whole or part, the assigned materials.

(f)          The Parties do not anticipate that they will create any New Materials.  However, to the extent any New Materials are created, Shopify and Flow shall jointly own such New Materials developed pursuant to this Agreement, including all Intellectual Property Rights therein, without right of accounting and with the full right to sublicense such rights without the consent of the other party.  Each Party hereby assigns and agrees to assign to the other Party an undivided one-half interest in the New Materials to effect the joint ownership described above.  During and after the term of this Agreement, each Party (the “Appointing Party") will sign and deliver to the other Party (the “Securing Party") any further documents, including patent or copyright assignments or applications, to permit the Securing Party to exercise its rights pursuant to this Agreement. “New Materials” means any and all technology, products, design and associated documents (including all printed and electronic documentation and notes) that are jointly developed by the parties under this Agreement or that were developed or created by either party (or jointly by the parties) pursuant to, related to, or in connection with this Agreement and the activities contemplated herein, that are not Improvements to either Party’s Background Technology and all Intellectual Property Rights thereto (excluding Background Technology and Improvements).

(g)          The Parties shall negotiate in good faith a strategy for the protection of New Materials, including but not limited to the process and expenses for the filing of any patent applications and maintenance of any patent once registered. In the event that the Parties agree to file a patent application directed to New Materials in any country, such patent applications (“Joint Patent Applications”) shall be filed by both Parties hereto in any country. The Parties shall cooperate in deciding which Party shall bear, or whether and how the Parties shall share the costs of any Joint Patent Application filed jointly by the Parties, and if the Parties cannot agree, then they shall bear the costs on a 50-50 basis.  Each Party agrees to cooperate with the other Party in the preparation of all documents and materials required for filing, prosecuting and/or maintaining any application(s) for Intellectual Property Rights relating to any New Materials.  If the Parties do not agree then the jointly owned Intellectual Property Rights embodied in the new Materials then such Intellectual Property Rights shall not be registered.

(h)          For purposes of clarity, good faith discussions regarding any modification to the Flow Background Technology or otherwise related to the Flow Offering shall not be considered services to Shopify and Flow shall undertake its obligations in the United States.

8.7          Neither Party will (nor will permit any other Affiliate or party to) (a) resell, lease, distribute, transfer or otherwise make available the Flow Offering, Flow APIs, or Shopify APIs (as applicable), on a time-sharing or service bureau basis, (b) use the Flow Offering, Flow APIs or Shopify APIs (as applicable) to violate or circumvent any laws or regulations or in a manner that disrupts the operations of Flow or any of its other Clients, (c) use the Flow Offering, Flow APIs or Shopify APIs (as applicable) to store or transmit malicious code or offer or distribute contraband or misleading, stolen, counterfeit, or infringing product, (d) decompile, disassemble, or reverse engineer the Flow Offering, Flow APIs or Shopify APIs (as applicable), in whole or in part; or (e) attempt to circumvent any security features or protections in the Flow Offering, Flow APIs or Shopify APIs (as applicable) or any third party tool.

8.8          Nothing in this Section 8 shall be construed as a party providing services or supply to the other party.

9.          Feature Specific Terms.

9.1          Shopify shall include in its agreement with Merchants the Flow Merchant T&Cs, via hyperlink or embedded text. Shopify shall use all reasonable efforts to support Flow in enforcing the Flow Merchant T&Cs for Merchant compliance (e.g., ensuring Merchant utilize the Flow Offering for the agreed upon term and countries), and in an effort to reduce and mitigate risk to Flow caused by a Merchant’s violation of Flow Merchant T&Cs; provided, that Flow has informed Shopify and has requested such support. For example, ensuring Merchant (and by extension, Merchant’s carrier), utilizes the proper Flow tax ID numbers.

9.2          For any Merchant utilizing Flow Merchant Offerings for MoR Customer Orders, Shopify shall ensure, that (i) Flow’s fraud solution is in proper working order for all MoR Customer Orders and recommendations from the fraud service provider are not overridden by Merchant, (ii) the Tax Calculator is utilized for the transaction (iii) classification of the applicable goods utilized Flow’s classification solution, (iv) the foreign exchange rate provided by Flow is utilized for display of prices to customers, for the sales and capture of amounts related to the Customer Order, for all relevant reporting and data provided to the Merchant, Flow and any third party, and as the basis for the Settlement Currencies, (v) only mutually approved International Territories are utilized as origination countries for each Cross-Border Sale; (vi) Merchant (or Merchant’s agent) is the exporter of record, (vii) the checkout display (including required verbiage) is in compliance with all Applicable Law for the destination country, (viii) Shopify provides Flow the information and support reasonably requested by Flow as necessary to meet its obligations as the merchant of record, including but not limited to those required by payment providers and governmental authorities, and (ix) the Flow Merchant Offering is not activated prior to Flow’s approval after the KYC review (it being understood that the Parties shall work together to implement a means of providing notice of such approval to Shopify via API). Additionally, Shopify shall support Flow’s “know your customer” obligations and underwriting, which includes, but is not limited to, enabling Merchants to provide the necessary information (prior to launch and any updates) (“KYC information”). KYC obligations continue throughout the relationship between the Merchant and Flow. Flow shall reach out to the Merchant from time to time relating to the Merchant’s sales, website, operations and items that Flow monitors from a KYC perspective (e.g., proper description of items, removing prohibited products for sale, concerns regarding false or inaccurate claims) (“KYC Communications”); provided, that Flow will leverage Shopify-approved templates, or where a specific Shopify-approved template is not provided, will ensure any KYC Communications reasonably adhere to KYC support guidelines provided by Shopify. Additionally, Flow will ensure that any KYC Communications include a designated Shopify support representative, provided that Flow has been provided with the contact details for such Shopify representative prior to issuing any KYC Communications. The Parties shall work together in good faith to develop systems or operations whereby any subsequent KYC Communications occur within the Shopify Services or are conducted by Shopify employees. The necessary KYC information is listed on Exhibit D.  For purposes of clarification and not of limitation, the payments for MoR Customer Orders are provided by Flow to the customers as offered to Flow by Flow’s payment providers and Flow’s offering of payment methods shall be done in a manner in compliance with the terms of the payment providers’ agreements with Flow and all applicable law. The Parties acknowledge that certain goods and services relating to merchant of record services and sales of goods cross-border may require licenses (e.g., a CITES or Fish and Wildlife license) and the Parties do not intend that the Flow Offering provided hereunder shall require Flow to secure any license(s); provided, that in the event Flow has such a license, Flow may, in its sole discretion, agree to support a restricted good. For all MoR Customer Orders, the logistics services utilized for the delivery of the Goods that are not provided by Flow shall be subcontracted hereunder to Flow in order for Flow to provide delivered Products to the customer.

9.3          Shopify shall provide all reasonable assistance necessary for Flow to meet its tax obligations as the seller of the Products, including, but not limited to ensuring that (i) origination country and destination country details provided by the Merchant are accurately transmitted to Flow, (ii) the local currency displayed at checkout and related Flow-provided currency exchange rate), (iii) only “duties delivered paid” is utilized for countries that Flow has registered to remit sales taxes directly, (iv) all Logistics Providers (a) utilize the transaction data provided by Flow for each MoR Customer Order for all filings with government agencies, including but not limited to customs agencies and taxing authorities, (b) utilizing the accurate Flow or Flow Affiliate tax ID number solely for MoR Customer Orders and not for any other orders, and (c) remit the necessary duties and taxes in accordance with the settings at checkout, and not remit taxes for countries that Flow has registered to remit sales taxes directly, and (iv) Merchants provide all tax and other documentation (provided Flow has requested such documentation from the Merchant or through Shopify) and data (including carrier data) necessary, and on a timely basis, for Flow to remit payments based on MoR Customer Orders. Shopify and Flow shall work together to share tax rate changes with Merchants.

9.4           [***].

9.5          The Flow Offering for international shipping includes rate shopping (by price or speed), label printing, Commercial invoice management, when Flow carrier: tracking, coordination with carrier to resolve clearance and delivery issues and claim filing. The Flow Offering for classification and duty calculation includes the creation of customs description from product catalog, classification of product based on the product SKU, application of identified duty rate to product at the item and order level, application of customs description, HS codes, duty rates, and product pricing for customs documentation for shipping of order.

9.6          [***].

9.7          Flow shall provide as a Flow Offering the Tax Calculator for Customer Orders; provided, that only Standard Rates for sales to consumers are required to be supported, and no origination countries shall be utilized that have not been approved by Flow in advance in writing (which, for purposes of clarification and not of limitation, a change in origination country may change support for a destination country, as further described at https://api.flow.io/reference/countries. In the event the Parties desire for Flow to provide a Tax Calculator on product detail page or other page that is not the Merchant checkout page, the Parties shall discuss in good faith such offering, including but not limited to the integration and fees related thereto. Flow may, in its sole discretion, include non-Standard Rates; provided, that (A) such update is at no additional fee, and (B) no additional information is required to be provided by Shopify or a Merchant that is not already contemplated by this Agreement. Shopify shall ensure that (i) the Tax Inputs (other than the tax rate) are provided for the Tax Calculator to provide the tax and duty amounts at checkout and (ii) classification of the applicable goods utilized Flow’s classification solution. In the event that Shopify and Flow would like to expand the scope of the calculations or the definition and applicability of such Tax Calculator to additional Customer Orders, the parties shall discuss in good faith, which may include additional professional service fees or an additional per Customer Order fee. Shopify’s system shall capture the tax and duty calculation from Flow for each Customer Order and shall provide the data back to Flow (in the case of MoR Customer Orders only) and the Merchants such that each can meet its tax reporting obligations. Additionally, nothing herein shall require Flow to provide any tax invoices.

9.8          The Parties acknowledge that the provisioning of payment processing to customers as the merchant of record requires compliance with, inter alia, laws, network rules, and scheme rules (“Payment Ecosystem Obligations”). Such rules include that the consumer for any MoR Customer Order is aware that Flow is the seller. The ability to ensure that there is not consumer confusion is largely done at the time of sale at checkout. The parties shall work together in good faith to ensure the integration and natively integrating offering does not violate the Payment Ecosystem Obligations. Shopify shall ensure that Flow, as the seller of the goods in the transaction is presented in a conspicuous manner, visible to customers, such that the consumer should reasonably be aware that they are purchasing goods from Flow, together with a link to Flow’s consumer terms and conditions (or such other consumer terms and conditions for the sale of goods, which Shopify shall ensure state that Flow is the seller of the goods (and lists which Designated Affiliate will be the Seller, with the legally required information)) is provided at the time of every sale for every MoR Customer Order. If Shopify provides template emails for Merchants to confirm with the consumer MoR Customer Orders, such template shall include a similarly conspicuous statement regarding Flow as the seller of the goods in the transaction, including Flow’s customer service email (help@flow.io). In the event Flow receives a complaint from one or more of its payment processors and/or inquiries from any network or scheme (or other party in the payments ecosystem), Shopify shall provide all reasonable support to assist Flow in addressing any such complaint or inquiry. In the event of any change in, or addition to, Payment Ecosystem Obligations, Shopify shall provide prompt and reasonable assistance to make any changes to checkout or customer communication (or otherwise) that may be required.

9.9          Flow shall provide the fraud solution for MoR Customer Orders (“Fraud Protected Orders”). Shopify shall send to Flow the transaction information post-purchase to Flow for all Fraud Protected Orders in order for Flow to share with a fraud service provider. Flow shall return back to Shopify the decision on whether the transaction is likely or not to be fraud. Shopify shall ensure that funds are not captured and that no Fraud Protected Orders are available to be shipped until the fraud decision is made, that any Fraud Protected Orders found to be fraudulent are not fulfilled, and that Merchants are able to see the fraud decision from Shopify (whether in the Shopify console or otherwise). Shopify and Flow shall use best efforts to work together to improve Flow’s fraud solution. Additionally, the Parties agree to consider in good faith utilizing Shopify’s native fraud protection solution for MoR Customer Orders, provided that such utilization will be subject to the mutual agreement of the Parties. For all Fraud Protected Orders that comply with the terms of this Section 9.9, Flow shall be liable for Covered Chargebacks. All non-Covered Chargebacks shall be the responsibility of the Merchant. As between Flow and Shopify, Flow is responsible for all refunds and chargebacks, and relatedly Flow shall not look to Shopify as a financial guarantor of a Merchant, except for Merchants for which Shopify provides a guarantee pursuant to Section 9.4.

10.          Privacy and Data Usage. In accordance with Applicable Data Protection Legislation, Shopify shall provide to Flow all transaction-specific data, including Shared Customer Personal Data, and if required by Flow to provide a Flow Offering requested by Shopify, Shopify may be required to provide Merchant Customer Personal Data to Flow. For certainty, the parties acknowledge and agree that Flow is a Data Processor for each Merchant with respect to each Merchant’s Merchant Customer Personal Data and Shared Customer Personal Data. The Parties acknowledge and agree that Flow is required to enter into Flow’s online Data Processing Agreement (which shall be updated from time to time to comply with applicable law) with each Merchant.

The parties further acknowledge and agree that Flow and Shopify are independent Data Controllers in respect of all Merchant Personal Data processed in connection with this Agreement. As such, Shopify independently determines the purpose and means of processing of Merchant Personal Data and is not a joint Data Controller with Flow with respect to Merchant Personal Data. The parties acknowledge and agree that Flow is permitted to process Merchant Personal Data for the following limited purposes:

a.          as reasonably necessary to provide the Flow Offerings to Shopify and Merchants;

b.          as reasonably necessary to monitor, prevent and detect fraudulent transactions and to prevent harm to Shopify and Merchants;

c.          to comply with legal or regulatory obligations applicable to the processing and retention of Merchant Personal Data; and

d.          as expressly permitted hereunder.

Nothing herein shall limit Flow’s right to aggregate and anonymize any data or information, relating to transaction-specific data or the use of the Flow Offering, to monitor, improve, or expand the Flow Offering or Flow’s commercial offerings, provided that no Merchant or data subject is identifiable.

If the Parties agree that the definitions of Data Controller and Data Processor should be updated from time to time based on changes in the Applicable Data Protection Legislation the Parties agree that they shall work together expeditiously and in good faith to ensure that each Party remains in compliance of the Applicable Data Protection Legislation, including but not limited to, amendments to this Agreement.

11.          Fees, Expenses and Pay Outs.

11.1          In consideration for Flow providing the Flow Offerings to Shopify in Section 2, Shopify shall pay the fees set out in Flow’s then current fee schedule other than for any Fees related to MoR Customer Orders, attached as Exhibit B-2; all amounts are calculated on Total Order Volume. In connection with fees payable by Shopify under this Section 11.1, Flow will issue to Shopify a statement detailing the amount of fees due and payable to Flow. [***].

11.2          In consideration for providing the Shopify Partner Offering for the Flow merchant of record services, Flow shall pay Shopify the fee set forth on Exhibit B-1 (the “Shopify Partner Fee”) as set forth in this Section 11.2. The Shopify Partner Fee is payable no later than [***] business days [***] and Flow shall transfer, in U.S. dollars via wire transfer or ACH, to Shopify’s U.S. bank account (the “Shopify Account”) the aggregate amount of Shopify Partner Fees due for such [***]. Flow shall provide the calculation to Shopify pursuant to the statement described below of the Shopify Partner Fee. Flow may deduct from the Shopify Partner Fees any fees or other amounts owed by Shopify to Flow under the Agreement. In the event there are insufficient funds in the Shopify Account to net out amounts owed to Flow by Shopify, Flow shall issue one monthly invoice to Shopify for such amounts and, following receipt, Shopify shall pay such amounts to Flow within [***] days. Flow shall provide Shopify with a statement relating to each payment, detailing the amount of the Shopify Partner Fees due to Shopify for the applicable [***], and deductions made from such payment of Shopify Partner Fees, if any as to be mutually agreed by Parties, in sufficient detail to permit Shopify to validate the amount of such payment. Additionally, such statement will include the following details: (i) Shopify Partner Fee breakdown for each applicable geography; (ii) gross and net volume; (iii) [***] rate being charged; (iv) aggregate [***] being charged; (v) pricing tier applicable by fee type; (vi) aggregate [***] by fee type; and (vii) any additional details reasonably requested by Shopify. Flow shall use best efforts to provide Shopify with this statement no later than [***] business days following the end of each [***], but in an event, no later than [***].

11.3          Shopify shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by Shopify hereunder. In no event shall Shopify pay or be responsible for any taxes and duties imposed on transactions with the Merchant’s customer, or regarding Flow’s income, revenues, gross receipts, personnel or real or personal property or other assets or in relation to transactions conducted between either Merchant and Flow, or Flow and the Merchant’s customer for MoR Customer Orders, it being understood that these specific taxes and duties, as applicable, shall be the sole responsibility for account and risk of Flow.

11.4          Flow shall settle amounts due to the Merchant for the goods Flow purchased pursuant to the MoR Customer Orders (the “Merchant Payout”) in the applicable Settlement Currency [***] and Flow shall look to the Merchant for the [***], subject to the Flow Merchant T&Cs. Flow’s remittances to the Merchant shall be net of Permitted Deductions. If a Permitted Deduction applies to a particular MoR Customer Order, then the Permitted Deduction shall be withheld from the amounts paid to the Merchant. If the Permitted Deduction does not relate to any particular MoR Customer Order, such Permitted Deduction shall be withheld from remittances to Shopify. “Permitted Deductions” include any actual and reasonable costs Flow or its Designated Affiliates incur as a result of Merchant’s instructions or approvals, including but not limited to those related to (i) the fees associated with payments set forth on Exhibit B-2; (ii) Fully Landed Cost and any shortfalls between the Fully Landed Cost and the amounts charged by Flow, (iii) non-Covered Chargebacks; (iv) credits (including tax), including relating to returns, refunds, and currency adjustments if outside of the currency rate lock period, (v) re-shipments or processing undeliverables to a customer, (vi) actual costs incurred as a result of Merchant electing to override any value that modifies shipping prices, (vii) foreign exchange variances arising due shipment of Products (and capture) after the rate lock period expires, (viii) deposits, and (ix) any other costs, fees and expenses included in this Agreement or in the Flow Merchant T&Cs. Flow will work with Shopify to make the payout information and Permitted Deductions available to Merchants within the Shopify console. For purposes of prices to customers and Merchant Payouts to Merchants, currencies will be converted at currency conversion rates at the percentage set forth in Exhibit B-2 [***]. Other currencies will be converted at [***]. Flow may also be permitted to withhold amounts to create a security deposit, as is often required by payment processors.

11.5          All statements issued to Shopify hereunder shall include all information prescribed by Applicable Laws for each of Flow and Shopify together with all other information required to permit the Party required to pay taxes, if any, in respect of supplies of goods and services hereunder to claim input tax credits, refunds, rebates, remission or other recovery, as permitted under Applicable Laws.

11.6          All amounts paid to a Party hereunder shall be invoiced and paid in US Dollars. Each Party shall have the right to withhold amounts, at the withholding rate specified by Applicable Laws, from any amounts payable to the other Party pursuant to this Agreement, and any such amounts paid by the remitting Party to an authorized authority pursuant to such Applicable Laws shall, to the extent of such payment, be credited against and deducted from amounts otherwise owing to the other Party hereunder. It is anticipated that all Flow Offerings and any services related thereto are performed in the United States and in the event of any Flow Offerings or services are provided to Shopify in Canada, Flow shall note on each applicable invoice which portion of the supplies covered by such invoice was performed inside of Canada for the purposes of Canadian income tax legislation or such other information requested or required by Shopify to properly assess withholding requirements. At the request of Flow, Shopify shall deliver to Flow properly documented evidence of all amounts so withheld which were paid to the proper authorized authority for the account of Flow on an annual basis as required by applicable legislation.

11.7          In the event that a governing authority inquires on the payout structure in this Section 11 may require any license(s) by Flow, the parties shall promptly review in good faith to revise the payout structure if and to the extent necessary such that no license shall be required and any portion of the payout that are the cause of concern shall temporarily be halted until such time as the matter can be resolved to the reasonable satisfaction of the Parties and such governing authority.

11.8          For purposes of clarification and not of limitation, Sections 3.2.3 and 3.2.4 of the Shopify Partner Terms shall not apply.

11.9          At the time of execution of this Agreement, the Parties shall enter into certain warrant agreements whereby Global-e will issue warrants to purchase common stock to Shopify or certain of its affiliates.

12.          Audit

12.1          Each Party shall maintain consistently applied, accurate and complete books, records and other documents (including electronic files) to document compliance with this Agreement. Each Party and its Affiliates shall maintain the applicable books, records and other documents in conformance with generally accepted accounting principles.

12.2          [***] will have the right at any time, but not more frequently than once in any [***] month period, upon thirty [***] days’ prior written notice to appoint an independent auditor under appropriate non-disclosure conditions, to audit [***] books, records and other relevant documents (including electronic files) reasonably required to validate [***] compliance with this Agreement. Such audit shall last no longer than [***] business days, shall be conducted during normal business hours and shall not disrupt [***] business operations.

12.3          [***] will be required to provide any information, access, records or books that could compromise its confidentiality or other undertakings towards third parties which are not relevant for the performance of the audit. The independent auditor shall only provide the final report to the [***] audit, which shall not include any excerpts from [***] books and records or other Confidential Information not already in the possession of the [***].

12.4          If any such audit reveals financial non-compliance:

(a)          prompt adjustment will be made by [***] to compensate for any overpayments or underpayments disclosed by any such audit; and

(b)          any expense incurred as part of such examination will be paid by [***] unless such examination reveals an underpayment of the amounts due during the audit period that exceeds [***] percent of the amount actually due during such period, in which case [***] will reimburse the [***] for the reasonable out-of-pocket costs of the audit (not to exceed at [***] and will pay the underpayment amount due within [***] days of the conclusion of the audit.

12.5          If any such audit reveals any technical or other discrepancies or non-compliance, [***] will be provided with [***] days’ notice to remedy such non-compliance, failing which [***] may terminate this Agreement.

13.          Representations and Warranties. Each Party represents and warrants: (a) entering into and carrying out of the terms and conditions of this Agreement will not violate or constitute a breach of any obligation binding it, (b) it is duly organized, validly existing and in good standing under the laws of the state of jurisdiction of its formation and has full corporate power and authority to carry on its business as currently conducted, (c) when executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other applicable laws of general application relating to or affecting creditors’ rights and general principles of equity, (d) to its knowledge, any Materials and the Intellectual Property Rights to such Materials it may provide to the other Party do not violate the Intellectual Property Rights of any third party, and (e) it will not knowingly provide to the other Party any software, code or other such information that contain code or programming routines that contain destructive properties or that are intended to damage any system or data of the other Party. Shopify further represents and warrants that Shopify Inc. it is registered for purposes of goods and services tax/harmonized sales tax (“GST/HST”) under subdivision d of Division V of Part IX of the Excise Tax Act (Canada) and its registration number is 847871746 RT0001 and (y) further it shall maintain its GST/HST registration throughout the Term. EXCEPT AS EXPRESSLY STATED OTHERWISE IN THE AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INTERFERENCE, OR NON-INFRINGEMENT.

14.          Indemnities.

14.1          Each of Global-e and Flow agrees to defend, indemnify and hold harmless Shopify and its Affiliates, and the officers, directors, representatives, agents shareholders and employees of Shopify and its Affiliates (each, a “Shopify Indemnified Party”) against any third party claims, suits, damages, liabilities, demands, losses, costs and expenses (the “Losses”) of the Shopify Indemnified Party (including reasonable legal fees) to the extent the Losses arise out of, are in connection with, or related to (a) Flow or Global-e’s breach of this Agreement; (b) Flow Global-e’s gross negligence, fraud, or willful misconduct in carrying out the terms of this Agreement; (c) a claim that the Flow Offerings infringes or misappropriates any third party’s intellectual property rights; (d) any Merchant’s use of the Flow Offerings, including any claim made by customs or tax authorities; (e) Flow’s or its Affiliates’ violation of Applicable Laws; (f) liability for chargebacks (except for chargebacks resulting from Merchants for which Shopify provides a guarantee pursuant to Section 9.4), unpaid interchange fees, penalties, fines, or other liability arising pursuant to applicable payment network rules; or (g) any Security Event which occurs on any Flow information system (collectively, the “Flow Covered Claims”); provided that Global-e and Flow’s indemnification obligations under this Section 14.1 do not apply to the extent such Losses arise out of or result from (A) Shopify’s breach of this Agreement, (B) the gross negligence, fraud or willful misconduct of a Shopify Indemnified Party, (C) any violation of Applicable Laws by a Shopify Indemnified Party, and (D) the actions or inactions of a Merchant or a violation of the Flow Merchant T&Cs by such Merchant other than failure of such Merchant to remit payments to Flow (including for recoverable chargebacks).

14.2          Shopify agrees to defend, indemnify and hold harmless Flow and its Affiliates (including Global-e), and the officers, directors, representatives, agents shareholders and employees of Flow and its Affiliates (each, a “Flow Indemnified Party”) against any third party Losses of the Flow Indemnified Party (including reasonable legal fees) to the extent the Losses arise out of, are in connection with, or related to (a) Shopify’s breach of this Agreement; (b) Shopify’s gross negligence, fraud, or willful misconduct in carrying out the terms of this Agreement; and (c) any Security Event which occurs on any Shopify’s information system (collectively, the “Shopify Covered Claims” and together with Flow Covered Claims, the “Claims”); provided that Shopify’s indemnification obligations under this Section 14.2 do not apply to the extent such Losses arise out of or result from (A) Global-e or Flow’s breach of this Agreement, (B) the gross negligence, fraud or willful misconduct of a Flow Indemnified Party and (c) any violation of Applicable Laws by a Flow Indemnified Party.

14.3          If any Claim is commenced with respect to which an indemnified party is entitled to indemnification under this Section 14, the applicable indemnified party will promptly provide notice thereof to the indemnifying party; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 14 except to the extent that the indemnified party’s failure to provide prompt notice actually prejudiced the indemnifying party. The indemnifying party will be entitled, if it so elects in a notice promptly delivered to the indemnified party, to immediately take control of the defense and investigation of the Claim and to engage attorneys reasonably acceptable to the indemnified party to handle and defend the same, at the indemnifying party’s sole cost. The indemnified party will cooperate in all reasonable respects, at the indemnifying party’s sole cost and request, in the investigation, trial and defense of such Claim and any appeal arising therefrom. In no event, however, shall Global-e or Flow consent to the entry of any judgment or enter into any settlement with respect to a Claim without Shopify’s prior written consent. The indemnified party may also, at its own cost, participate through its attorneys or otherwise in such investigation, trial and defense of any Claim and related appeals. If the indemnifying party does not timely assume full control over the defense of a Claim as provided in this Section 14.3, the indemnified party shall have the right to defend the Claim in such manner as it may deem appropriate, at the reasonable cost of the indemnifying party.

14.4          For purposes of clarification and not of limitation, Section 8.2 of the Shopify Partner Terms shall not apply.

15.          Confidentiality.

15.1          Each Party and its Affiliates (the “Receiving Party”) shall hold the Confidential Information of the other Party and its Affiliates (the “Disclosing Party”) in confidence and the Receiving Party will disclose such Confidential Information only to its employees, agents and representatives who reasonably require access to such Confidential Information to perform the Receiving Party’s obligations or exercise its rights under this Agreement and who are subject to confidentiality obligations at least as protective of the Disclosing Party’s Confidential Information as those contained in this Agreement. Disclosing Party will be liable for any violation of this Section 15 by unauthorized disclosure of Confidential Information to such third parties. A Receiving Party may use the Confidential Information only as necessary for Receiving Party’s performance under or pursuant to rights granted in this Agreement and for no other purpose. A Receiving Party shall protect the Disclosing Party’s Confidential Information using at least the same degree of care it uses to protect its own Confidential Information of like importance, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure or duplication (except as required for backup systems or to carry out the purpose of the Agreement) of such Confidential Information. The Receiving Party is liable for its employees’, agents’ and representatives’ compliance with the terms of this Section 15. Upon written request, all copies and excerpts of Confidential Information will be promptly returned to the Disclosing Party or, at the Disclosing Party’s option, securely erased or destroyed, except for any Confidential Information of the Disclosing Party retained in standard archival or computer back-up systems, which will remain subject to these confidentiality provisions.

15.2          If a court or governmental agency having competent jurisdiction over the Parties requires a Receiving Party to disclose any Confidential Information of the Disclosing Party, then Receiving Party will promptly provide the Disclosing Party, and in any event before disclosure is made, with written notice of such requirement (to the extent permissible under applicable law), to enable the Disclosing Party to seek an appropriate protective order or other appropriate remedy and/or waive the Receiving Party’s compliance with the provision of this Agreement. To the extent legally permitted, the Receiving Party will consult and cooperate with the Disclosing Party to obtain a protective order or other remedy. In the event that the Disclosing Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the Disclosing Party grants a waiver hereunder, the Receiving Party may furnish that portion (and only that portion) of the Confidential Information of the Disclosing Party which the Receiving Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the Disclosing Party so furnished.

15.3          A Receiving Party may disclose the Disclosing Party’s Confidential Information with the written authorization of the Disclosing Party.

15.4          The term “Confidential Information” excludes any portion of such information that a Receiving Party can establish by clear and convincing evidence to have been: (i) publicly known without breach of this Agreement; (ii) known by the Receiving Party prior to its receipt from the Disclosing Party; (iii) received in good faith from a third-party source that to Receiving Party’s reasonable knowledge disclosed such information without an obligation of confidentiality; or (iv) developed independently by Receiving Party without use or reference to the Disclosing Party’s Confidential Information.

15.5          Neither Party shall file the Agreement (including any addendum, schedule, supplement or attachment), or any future amendment or supplement hereto, in the case of Shopify with the Canadian securities regulators, or, in the case of Flow with the U.S. Securities and Exchange Commission unless such filing is required under Applicable Law. In the event that either Party determines that the Agreement (or amendment or supplement) must be filed with the relevant securities regulators under Applicable Law, it shall notify the other Party (if legally permissible) and take all actions necessary to obtain confidential treatment to the extent possible for the Agreement and all exhibits, addenda, schedules, supplements and attachments (including all pricing attachments).

15.6          If the Receiving Party or its employees, representatives or agents breach the obligations set forth in this Section 15, then irreparable harm or injury may result to the Disclosing Party or third parties entrusting Confidential Information to the Disclosing Party. Therefore, the Disclosing Party’s remedies at law may be inadequate and the Disclosing Party will be entitled to seek an injunction to restrain any continuing or threatened breach of this Section 15 and to specifically enforce the terms and provisions of this Section 15. Notwithstanding any limitation on Receiving Party’s liability, the Disclosing Party will further be entitled to any other rights and remedies that it may have at law or in equity.

16.          Term, Termination, and Survival.

16.1          This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years (the “Initial Term”), unless sooner terminated pursuant to Sections 16.2 and 16.3 of this Agreement. Subject to Section 16.2 and 16.3 of this Agreement after the Initial Term, this Agreement shall automatically renew for successive 1-year periods (each, a “Renewal Term”) unless a Party provides the other Party with written notice of its election to terminate this Agreement at least 180 days prior to the expiration of the then-current Renewal Term as applicable. The Initial Term together with all Renewal Terms shall be collectively referred to herein as the “Term.” At least 210 days prior to the commencement of each Renewal Term, Flow shall provide Shopify its rates for an updated Exhibit B-2, and the same shall be effective commencing with the commencement of the Renewal Term.

16.2          Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(a)          Materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach.

(b)          Becomes insolvent or admits its inability to pay its debts generally as they become due.

(c)          Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven days or is not dismissed or vacated within 45 days after filing.

(d)          Is dissolved or liquidated or takes any corporate action for such purpose.

(e)          Makes a general assignment for the benefit of creditors.

(f)          Has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

16.3          In addition to Section 16.2, a Party may terminate this Agreement:

(a)          During the 12 month period commencing with the Effective Date, for any reason by providing 180 days prior written notice to the other Party.

(b)          Immediately by either Party, if there is a change of control (directly or indirectly) in which a third party acquires a majority interest of the voting power, voting capital, or other equity interest of Global-e sufficient to exercise control over Global-e, which, in the case of Shopify’s right to terminate, occurs without Shopify’s prior written consent, provided that any consent or election to terminate under this Section 16.3(b) shall not be unreasonably delayed by Shopify following its receipt of notice from Global-e that a change of control has occurred within the meaning of this Section 16.3(b).

Neither party shall have a right to terminate except as expressly provided in this Agreement.

16.4          The rights and obligations of the Parties set forth in Section 1 (Definitions), Section 8 (Intellectual Property), Section 10 (Privacy and Data Usage), Section 11 (Fees, Expenses and Pay Outs) until such time as all fees have been remitted for usage of the Flow Offering, Section 12 (Audit), for a period of one (1) year from the date this Agreement terminates (the “Termination Date”), Section 14 (Indemnities) for a period of one (1) year from the Termination Date, Section 15 (Confidentiality), Section 16 (Term, Termination and Survival), Section 17 (Limitation of Liability), Section 18 (Entire Agreement) and Sections 21 through 33 (inclusive) by their nature will survive any such termination or expiration of this Agreement.

17.          Limitation of Liability.

17.1          IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR ITS DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

17.2          WITHOUT LIMITING THE PROVISIONS OF SECTION 17.1, AND EXCEPT FOR A BREACH OF SECTION 15 (CONFIDENTIALITY) (SUBJECT TO THE SPECIAL LIMIT) OR A PARTY’S FRAUDULENT WILLFUL MISCONDUCT OF THIS AGREEMENT, THE CUMULATIVE LIABILITY OF EACH PARTY TO THE OTHER FOR ALL CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CAUSE OF ACTION SOUNDING IN CONTRACT, TORT, OR STRICT LIABILITY, SHALL NOT EXCEED [***].

17.3          NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 17, IN THE EVENT OF A PARTY’S BREACH OF SECTION 15 THAT RESULTS IN OR CONSTITUTES THE UNAUTHORIZED USE OR DISCLOSURE OF PERSONAL DATA OR THE OTHER PARTY’S CONFIDENTIAL INFORMATION, THE CUMULATIVE LIABILITY OF EACH PARTY TO THE OTHER FOR SUCH CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY CAUSE OF ACTION SOUNDING IN CONTRACT, TORT, OR STRICT LIABILITY, SHALL NOT EXCEED AN AMOUNT EQUAL TO [***].

18.          Entire Agreement. This Agreement, including and together with any exhibits, schedules, attachments and appendices, as well as the Shopify API Terms and the Shopify Partner Terms, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter, and specifically cancels the Master Services Agreement by and between Shopify and Flow dated November 12, 2021. Further this Agreement prevails over any inconsistency with the Shopify Partner Terms and the Shopify API Terms. For the avoidance of doubt this Agreement shall not terminate or be deemed to be terminated or amended solely by reason of the Shopify Partner Terms and Shopify API Terms being amended, varied, expiring or otherwise being replaced by Shopify.

19.          Publicity. All media releases and public announcements by Shopify or Global-e or their Affiliates (including Flow), representatives, employees, partners or agents, relating to this Agreement, including, without limitation, promotional or marketing material shall be coordinated with and approved by both Parties in writing prior to the release thereof, which such coordination and approval to be timely provided. Each Party shall use good faith reasonable efforts to support any additional marketing efforts by the other Party with regard to the Flow Offering and/or Shopify cross-border native solution. Notwithstanding the foregoing, Shopify may issue media releases or any other public statements regarding its cross-border service offering and suite of cross-border products without Global-e’s prior written consent, provided that such public statements do not explicitly reference Global-e or Flow.

20.          Branding. Shopify will have sole discretion over the branding and presentation of the Flow Offering or Flow Merchant Offerings made available via the Shopify Services; provided, that Shopify shall ensure Flow is included in Shopify’s international portal (currently called “Markets”), in a manner that reasonably supports the Flow Offering as the native solution, in accordance with Section 2.3.

21.          Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”, and with the correlative meaning “Notify”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section 21.

Notice to Shopify:	151 O’Connor Street, Ground Floor, Ottawa, Ontario, Canada K2P 2L8
Attention: Legal Team
Notice to Global-e:	25 Bazel St., Petah Tikva, Israel Attention: Nir Debbi, President With a separately delivered copy to: Attn: Legal
Notice to Flow:	2 Hudson Place 7th Floor Hoboken, NJ 07030
Attention: Rob Keve, CEO With a separately delivered copy to: Attn: Legal

22.          Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

23.          Amendments. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each of Global-e and Shopify.

24.          Interpretation. All references in this Agreement to exhibits, schedules, attachments and appendices will be deemed to be references to exhibits, schedules, attachments and appendices to this Agreement unless the context shall require otherwise. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. A singular term in this Agreement will be deemed to include the plural and any plural term the singular. Where a word or phrase is defined in this Agreement, each of its other grammatical forms will have a corresponding meaning. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

25.          Waiver. No waiver by any Party to this Agreement of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving and, unless otherwise specified in such written waiver, no waiver of any provision of this Agreement will constitute a continuing waiver of such provision or a waiver of any other provision of this Agreement. Except as otherwise set forth in this Agreement or the written waiver, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

26.          Relationship of the Parties. The relationship between the Parties is that of independent contractors. The details of the method and manner for performance of the Flow Offerings by Flow shall be under its own control. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other party in any manner whatsoever.

27.          Existing Services. Shopify agrees that Flow shall have the right to support Flow’s existing Clients, including Clients that move to the Shopify Service from another platform, and Shopify agrees that it shall not require either Flow or the merchant to terminate the relationship or limit Flow’s ability to modify, amend or extend.

28.          No Third-Party Beneficiaries. Except for an assignment to an Affiliate of either Party, and other than performance of this Agreement by a Designated Affiliate pursuant to the terms hereof, neither Party will transfer or assign this Agreement without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed, or conditioned. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

29.          Choice of Law. This Agreement and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of New York, United States of America (including its statutes of limitations), without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

30.          Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than U.S. District Court, Southern District of New York or, if such court does not have subject matter jurisdiction, the courts of the State of New York sitting in the Borough of Manhattan, The City of New York, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in U.S. District Court, Southern District of New York or, if such court does not have subject matter jurisdiction, the courts of the State of New York sitting in the Borough of Manhattan, The City of New York. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

31.          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

32.          Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

33.          Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of the non-performing Party including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic (excluding COVID-19), lock-outs, strikes or other labor disputes (whether or not relating to either party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage (a “Force Majeure Event”), only if and to the extent that the failure could not have been prevented by reasonable precautions and measures and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans, disaster recovery, business continuity measures or other means. The Party limited in performing its obligations under this Agreement due to a Force Majeure Event shall: (i) as soon as reasonably practicable after the start of a Force Majeure Event, notify the other Party in writing of the Force Majeure Event, the date on which it started, its likely or potential duration and the effect the Force Majeure Event on its ability to perform any of its obligations under this Agreement and (ii) use reasonable efforts to mitigate the effect of the Force Majeure Event on the performance of its obligations. Notwithstanding the foregoing, if the event in question continues for a continuous period in excess of 45 days, Shopify shall be entitled to give notice in writing to Flow to terminate this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

SHOPIFY INC.
By_____________________ Name: Title:
FLOW COMMERCE INC.
By_____________________ Name: Title:
GLOBAL-E ONLINE LTD.
By_____________________ Name: Title:

Exhibit A

MARKETING AND PROMOTIONAL ACTIVITIES

Shopify shall undertake the following marketing and promotional activities:

●	Not later than the launch of the Flow Offerings, list Flow as a partner on an appropriate website

Flow shall have the right to market to Shopify merchants utilizing Shopify Materials subject to the requirements of Section 19.

Exhibit B-1

SHOPIFY PARTNER FEE

[***]

[***]

Exhibit B-2

FLOW FEE SCHEDULE

[***]		[***]

[***]		[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]
[***]	[***]	[***]	[***]

[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]
[***]	[***]
[***]	[***]

[***]	[***]

[***]
[***]
[***]
[***]
[***]
[***]
[***]

[***]

[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]
[***]		[***]

[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]
[***]		[***]

[***]
[***]
[***]
[***]
[***]
[***]

[***]

Exhibit C

Minimum Transaction Data Fields Required:

All data mentioned in the Shopify order api v.2021-07 - https://shopify.dev/api/admin/rest/reference/orders/order?api%5Bversion%5D=2021-07

In the event that any of the specified models in the above mentioned API are missing data, Shopify will ensure that those will be populated correctly.

Exhibit D

Onboarding KYC Minimum data required:

●	Client Legal Name

●	Incorporation State / Jurisdiction

●	Tax ID (with evidence/supporting documentation if necessary)

●	Storefront URL

●	Business Address

●	Settlement Currency

●	Expected Transactional Volume, Chargeback %, and Refund % (From reporting)

●	Product Catalog (Pricing, Weight, COO, HS6, Gift Card Flags)

●	Warehouse Location

●	Bank Name and Address

●	Bank Contact Information

●	Average Fulfillment Period

●	Rate Card acceptance

●	Regulated Goods Form (if needed)

The parties shall work together to ensure Flow receives the above information through the integration for onboarding and continued support of the Merchant’s cross border sales and the Parties acknowledge and agree that Flow may reach out to the Client directly.

EXHIBIT E
DATA SECURITY

1.          Programs and Policies

a.
Security Program.  Flow maintains and enforces a security program that addresses the management of security and the security controls employed by Flow.  The security program includes: (i) documented policies that Flow formally approves, internally publishes, communicates to appropriate personnel and reviews at least annually; (ii) documented, clear assignment of responsibility and authority for security program activities; (iii) policies covering, as applicable, acceptable computer use, Data classification, cryptographic controls, access control, removable media, and remote access; and (iv) regular testing of the key controls, systems and procedures.

b.	Privacy Program. Flow maintains and enforces a privacy program and related policies that address how Personal Data is collected, used and shared.

2.          Risk and Asset Management

a.	Risk Management. Flow performs risk assessments and implements and maintains controls for risk identification, analysis, monitoring, reporting, and corrective action.

b.	Asset Management. Flow maintains and enforces an asset management program that appropriately classifies and controls hardware and software assets throughout their life cycle.

3.          Worker Education

a.	Workers. All Flow employees, agents, and contractors (collectively “Workers”) acknowledge their Data security and privacy responsibilities under Flow’s policies.

b.
Worker Controls.  For Workers who Process Personal Data, Flow: (i) implements pre-employment background checks and screening; (ii) conducts security and privacy training; (iii) implements disciplinary processes for violations of Data security or privacy requirements; and (iv) upon termination or applicable role change, promptly removes or updates Worker access rights and requires the return or destruction of Personal Data.

4.          Network and Operations Management

a.
Policies and Procedures.  Flow implements policies and procedures for network and operations management.  Such policies and procedures address: hardening, change control, segregation of duties, separation of development and production environments, technical architecture management, network security, virus protection, media controls, protection of Data in transit, Data integrity, encryption, audit logs, and network segregation.

b.	Vulnerability Assessments. Flow performs periodic vulnerability assessments and network penetration testing on systems and applications that process Personal Data.

5.          Access Control

a.
Access Control.  Flow implements access controls designed to maintain the confidentiality of Personal Data.  Such controls include: (i) authorization processes for physical, privileged, and logical access to facilities, systems, networks, wireless networks, operating systems, mobile devices, system utilities, and other locations containing Personal Data; and (ii) granting access only if it is logged, strictly controlled, and needed for a Worker or third party to perform their job function.

b.	Authentication. Flow authenticates each Worker’s identity through appropriate authentication credentials such as strong passwords, token devices, or biometrics.

6.          Data Security Incident Management and Notification.

a.
Incident Management Program.  Flow implements a Data security incident management program, compliant with Law, that addresses management of Data security incidents including a loss, theft, misuse, unauthorized access, disclosure, or acquisition, destruction or other compromise of Personal Data (“Data Security Incident” or “Incident”).

b.
Incident Notification.  Except to the extent necessary to comply with applicable legal, regulatory or law enforcement requirements, Flow must inform Shopify without unreasonable delay, but in no event more than [***], after it confirms an Incident has occurred in its systems which affects Merchant Customer Personal Data.

c.
Response.  Flow will partner with Shopify to respond to incidents confirmed to impact Merchant Customer Personal Data.  Response may include: identifying key partners, investigating the Incident, providing regular updates, and determining notice obligations.  Except as may be required by Law, Flow may not notify Shopify’s affected customers about an Incident without first consulting Shopify.

7.          Security Questionnaire.  Upon written request, and no more frequently than annually, Flow will complete a written Data security questionnaire of reasonable scope and duration regarding Flow’s business practices and Data technology environment in relation to the processing of customer Data.  Flow’s responses to the security questionnaire will be Flow Confidential Information.

8.          PCI Compliance.  The Services will at all times be provided in a manner consistent with the highest certification level (PCI Level 1) provided by PCI-DSS.  Flow’s certification will be confirmed annually by a qualified security assessor (QSA).  Flow will promptly provide access to documentation evidencing its compliance with PCI-DSS upon request.

EXHIBIT F

INSURANCE

Insurance Coverage	Policy Limits
Workers' Compensation, including the following coverage:	Statutory limits
Employer’s Liability, including the following coverage:	In accordance with Law, but not less than USD [***] per occurrence
Commercial General Liability including Contractual Liability	At least USD [***] per occurrence and an aggregate limit of USD [***]
Professional Liability/Technology Errors and Omissions insurance, including coverage for professional services, network security, privacy liability, Data recovery & business interruption, regulatory defense & penalties
An aggregate limit of at least USD [***]
Commercial Crime Insurance, including Employee Dishonesty and Theft	An aggregate limit of at least USD [***]
Cyber Risk Insurance	An aggregate limit of at least USD [***]

Exhibit G

Flow Service Level Agreement

1.
API Success Rate SLA. Flow will provide Success Rate service levels over each one-month period during the Term of the Agreement. Flow will calculate “Success Rates” on a monthly calendar basis using the formula below.

((Total Requests – Failed Requests + Excluded Requests) / Total Requests) x 100

“Failed Requests” means a Transaction where the response from Flow servers does not meet the Success Rate measures in Section 3 below.

“Excluded Requests” means a Failed Request caused by (a) a Force Majeure Event; (b) Scheduled Downtime; (c) general Internet interruptions (including Denial of Service attacks and other force majeure events); (d) Shopify’s, the Merchant’s or any third party’s website, software, hardware or other equipment; (e) Shopify’s or the Merchant’s failure to comply with its obligations; or (f) incorrect, incomplete or otherwise missing information provided by Shopify or the Merchant, the consumer or any other third party.

“Total Requests” means the aggregate of all sales order or sales quote Transactions that are 12 lines or fewer submitted by Shopify over a given time period.

2.
Processing Capacity. If the volume of requests transmitted by Shopify to Flow exceeds the amount outlined in the Processing Capacity (as set out in the table below), the API Success Rate and API Response Time SLAs are suspended until the transmitted volume is brought back below the Processing Capacity SLA and Flow, using its commercially reasonable efforts, has repaired any lingering malfunctions introduced to its systems by the high amount of traffic. The Processing Capacity SLA can be modified at any time by the Parties’ mutual agreement in writing. In that event, Flow shall maintain the Technical Service Levels SLAs for any new Processing Capacity requirements. Flow reserves the right to rate limit or otherwise throttle requests if the volume of requests transmitted by Shopify to Flow exceeds the amount outlined in the Processing Capacity.

3.	Flow Technical Service Level – Flow payments service Success Rate, Flow tax & duties estimator Success Rate and Response Time Service Level Agreement

Service	Measure	How it’s observed	SLA
Flow Payments service	API Success Rate	Flow to monitor this metric on a monthly basis and report upon request from Shopify.	[***]
Flow Payments service	Maximum Processing Capacity (measured as API requests Per Minute)**	Flow to monitor and report on actuals upon request from Shopify.	[***]
Flow tax & duties estimator	API Success Rate	Flow to monitor this metric on a monthly basis and report upon request from Shopify.	[***]
Flow tax & duties estimator	API Response Time	Flow to monitor this metric on a monthly basis and report upon request from Shopify.	[***]
Flow tax & duties estimator	Maximum Processing Capacity (measured as API requests Per Minute)**	Flow to monitor this metric on a monthly basis and report upon request from Shopify.	[***]

*API response time is measured on packet transit time within Flow’s systems from the last byte into the first byte out of Flow’s access routers. SLA does not apply if Flow and Shopify mutually agree to use a third party for a particular market.

**If Shopify requires or expects to require higher processing capacity, Shopify will notify Flow and the Parties will work together in good faith to develop solutions capable of handling the increased capacity required.

4.
Flow Technical Service Level – Flow payments service Success Rate, Flow tax & duties estimator Success Rate and Response Time Service Level Agreement

If Flow fails to provide the service levels set out below, Flow will provide to Shopify a credit equal to the percentage of the Flow Fees set out in the table below.

Flow Payments/Tax & Duties service	Credit
Success Rate [***]% and above Response Time under [***] for more than [***]% API calls	[***]
Success Rate [***]% up to [***] OR Response Time under [***] for [***]% up to [***]% API calls	[***]
Success Rate [***]% up to [***] OR Response Time under [***] for [***]% up to [***]% API calls	[***]
Success Rate [***]% up to [***] OR Response Time under [***] for [***]% up to [***]% API calls	[***]
Success rate less than [***]% OR Response time under [***] for less than [***]% API calls	[***]

5.	Exclusions for Service Credits. Notwithstanding anything to the contrary in the Terms, upon the following occurrences, Shopify will not be eligible for any Service Credits:

a.	Customer’s inability to access any of the Services because Customer has entered its authorization credentials incorrectly;

b.
Customer’s failure to use or access the Service in accordance with the then-current and applicable manual, guide or other documentation, including suspensions as set forth in the Terms (Service Suspension and Disputes); or

c.	Decreased Availability Percentage caused by any of the following:

i.	Customer’s failure to update any applicable connector, Extractor, or Customer or third-party software;

ii.	Any event outside of Flow’s control, including, for example, power outages, utility failures, or scheduled downtime by a Flow data center hosting subcontractor; or

iii.
Any failure of Customer’s software (other than Flow Technology), hardware, or Internet service provider, telecommunications carrier or other service provider that provides Customer services necessary to establish Customer’s access to the Service.*

Flow will provide Shopify with at least [***] days’ advance notice prior to introducing any Breaking Change to any applicable API. A “Breaking Change” is a change to an API that causes loss of existing functionality unless Shopify updates its implementation of the applicable API.

6.	Tax & Duties Service Accuracy SLA

Flow service is expected to use accurate and up-to-date taxes and customs duties rates, de minimis thresholds and logic for all the supported jurisdictions in accordance with the terms of the Master Services Agreement between Flow and Shopify. When new (applicable) tax, duty rates and de minimis

Jurisdictions	Measure	Maximum delay from the later of new taxes, duties or rates coming into force or the date the taxing authority publishes the change
Tier 1 - USA** - Canada - UK - EU - Switzerland - Norway - Australia - New Zealand - Japan	Time elapsed between for standard tax or duty rate, de minimis or calculation logic is published and when Flow updates its tax & duties product service appropriately.	[***] [***]
Tier 2 - Singapore - Brazil - Mexico - India - Chile - Hong Kong - Philippines - South Africa - Malaysia - UAE - Israel	Time elapsed between for standard tax or duty rate, de minimis or calculation logic is published and when Flow updates its tax & duties product service appropriately.	[***] [***]
Tier 3 Other supported jurisdictions	Time elapsed between for standard tax or duty rate, de minimis or calculation logic is published and then Flow updates its tax & duties product service appropriately.	[***]

thresholds or calculation logic is published by a tax/customs authority, Flow is expected to reflect the changes in its service within the following timeline:

** USA taxes may be provided by Flow, if mutually agreed by the parties, via a third-party provider.

If Customer Shopify reasonably believes Flow Duties Estimator is not accurate within the time frames promised herein, Customer Shopify shall notify Flow promptly and provide full and timely assistance to Flow in confirming the nature and occurrence of the alleged error, including, to the extent necessary to verify the alleged error, providing Flow with access to its relevant financial reporting records, transaction logs, reports, and all other relevant information reasonably related to the alleged error.  Flow will not be responsible for incorrect rates to the extent that it was caused by the failure of the applicable taxing authority to timely and accurately provide or update correct and current tax rates, boundaries, rules, and classifications.

If Flow fails to update the rates within the above time frame for [***], that is an unmet Service Accuracy SLA.

7.	Incident Response

Flow and Shopify agree to provide a post mortem report within [***] Business Days of the resolution of any material outage outlining a summary of the incident, impact, and key learnings to prevent recurrence (“Post Mortem Report” or Root Cause Analysis). Because Post Mortem Reports are considered highly confidential and may include material non-public information Flow may require a Post Mortem Reports non-disclosure Agreement (“Post Mortem NDA”) prior to providing Post Mortem Reports. Neither party is obligated to provide a Post Mortem Report without a signed Post Mortem NDA nor include in a Post Mortem Report details that could compromise the integrity or security of the service or include confidential information of third parties such as other Flow customers.

8.	Mutual Technical Support Obligations for Shopify and Flow

Flow will provide support to Shopify, and Shopify will provide support to Flow to answer questions about the service and the integration, report errors, or otherwise request support or assistance with respect to the service or integration. Flow and Shopify will maintain a sufficient number of company support contacts to ensure timely responses to inbound requests from each other per the following issue types:

Severity Level	Description	Acknowledgement	Channel
P0	Critical Error Report – the Service is inoperable and is severely impacting normal business operations	[***]	24/7 ‘Emergency’ email address and real- time chat channel
P1	Major Error Report - the Service is impaired and is severely impacting normal business or development operations	[***]	24/7 ‘Emergency’ email address and real- time chat channel
P2	Minor Error Report - the Service is immaterially adversely affected by the Error	[***]	Partner Support email address
Question	Questions about the service or the integration that are not errors. Question and explanation / verification of landed cost calculation?	[***]	Real-time chat channel and Partner Support email address

All inquiries must be submitted via Flow's ticketing system where they will be triaged and routed in accordance with the aforementioned entitlement to meet the stated SLA.

9.	Termination for Chronic Outage.

If Shopify experiences a Chronic Service Failure, Shopify may terminate its subscription for the affected Service in writing no later than [***] days after the Chronic Service Failure. Shopify will receive a prorated refund for any prepaid, unused fees, provided that Flow verifies the Chronic Service Failure.

“Chronic Service Failure” means:

i.	Less than [***]% API Success Rate over [***] consecutive months;
ii.	Less than [***]% API Response Time across [***] or more consecutive months; or
iii.	[***] or more instances of unmet Service Accuracy SLA (as set out in Section 6 above) is missed in any [***] month period.

10.	Support SLAs

Mutual Support Obligations for Shopify and Flow
Flow will provide support to Shopify, to answer customers enquiries on Flow’s services, for cases where customer service support is received via Shopify channels and Shopify will provide support to Flow to answer questions about the specific integration in Shopify’ admin. Flow and Shopify will maintain a sufficient number of company support contacts to ensure timely responses to inbound requests from each other per the following issue types:

Severity Level	Description	Acknowledgement	Response	Channel
P0	Critical Error report: the service is inoperable and is severely impacting normal business operations	[***]	[***]	To be provided by Shopify
P1	Major Error report: the service is impaired and is severely impacting normal business or development operations	[***]	[***]	To be provided by Shopify
P2	Minor Error Report: the service is immaterially adversely affected by the Error.	[***]	[***]	To be provided by Shopify
Questions	Questions about the service or the integration that are not errors	[***]	[***]	To be provided by Shopify

Means of contact:
Both Flow and Shopify will mutually provide to each other:
● A 24/7 ‘911’ channel (e.g., Slack) and email address
● A partner support via email address, which should be used for P2 issues and questions. It will be staffed during business hours.

Although a real-time chat channel (e.g., Slack) will be the preferred method of communication and mutual troubleshooting for ‘911’ calls, notifications of issues must be sent to the ‘911’ e-mail address and any time period for acknowledgement or resolution shall begin upon receipt of such notifications at such email address.

***Initially Slack and email [***] shall be the channels per the above descriptions; provided that the support SLAs channels to be determined by the Parties at such time as there are approximately [***] Merchants utilizing Flow’s MoR services, and the Parties shall review the appropriate channels from time to time thereafter as the number of Merchants increase.

Flow Customer Support Service Levels

Service	Measure	Level
Measure Level Email Service Level for Customer emails received directly by Flow from a Customer	(# of Customer email contacts responded to within [***] / # of all Customer email contacts received by Flow)	[***]
Phone Service Level for customer phone calls received directly by Flow from a customer	(# of phone contacts answered within [***] / # of all Eligible Phone Contacts received)	[***]
Answer rate	(# of Eligible Phone Contacts answered / # of Eligible Phone Contacts received)	[***]

Flow Merchant Support Service Levels:

Flow will promptly redirect all Merchant contacts requiring Shopify attention to Shopify per agreed policies and procedures.

Service	Measure	Level
Measure Level Email Service Level for Merchant emails received directly by Flow from a Merchant (Merchant is redirected to Shopify)	(# of Merchant email contacts responded to within [***] / # of all Merchant email contacts received by Flow)	[***]
When Shopify Support escalates a merchant issue to Flow for resolution	(# of Shopify Support contacts responded to within [***] following notification by Shopify to Flow / # of all Shopify Support contacts received by Flow	[***]

Shopify Customer Support Service Levels

Shopify will promptly redirect all Customer contacts requiring Flow attention to Flow per agreed policies and procedures.

Service	Measure	Level
Redirection of Critical Contacts received directly by Shopify	(# of Critical Contacts received by Shopify and redirected within [***] per policies and procedures) / (# of Critical Contacts received by Shopify)	[***]
Redirection of Super Critical Contacts received directly by Shopify	(# of Critical Contacts received by Shopify and redirected within [***] per policies and procedures) / (# of Super Critical Contacts received by Shopify)	[***]
Shopify response to any customer escalated issues or complaints on Flow related to failed actions, transactions, payments, on Shopify.	(# of Customer Escalation Requests to Shopify responded to within [***]) / (# of Customer Escalation Requests to Shopify)	[***]

Customer Support Forecasting

Notwithstanding anything to the contrary in the Agreement or Program Outline, and for a period of no less than [***] from GA, the Parties agree to meet on a [***] basis to discuss Flow’s Customer Support hiring plans and any adjustments Flow chooses to make based on Program forecasts. In the event that Shopify forecasting directly results in Flow materially over-hiring to fulfill its Customer Support obligations during the Term of the Agreement, the Parties shall in good faith discuss in the Strategic Operating Committee options regarding over-hiring including and whether to apportion the cost of such over-hiring as between Shopify and Flow or resolve the issue in other ways as agreed by the Parties.

Shopify Merchant Support Service Levels

Shopify will comply with the following SLAs with respect to Merchants.

Service	Measure	Level
Notification of termination or suspension of Merchant eligibility to offer the MoR Product	Notification to Merchant of a termination or suspension of such Merchant’s ability to use the MoR Product; removal of the MoR Product as a checkout option for such Merchant	Within [***] following notification by Flow to Shopify

For purposes of clarification, in the event of a discrepancy between this SLA schedule and the Master Services Agreement between Flow and Shopify, the Master Services Agreement shall govern and nothing herein is intended to increase the scope of the Flow Offerings.